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Filed Pursuant to Rule 424(b)(5)
SEC File No. 333-186019

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 28, 2013

4,000,000 Shares

Bonanza Creek Energy, Inc.

Common Stock

        We are offering 4,000,000 shares of our common stock.

        Our common stock is listed on the New York Stock Exchange under the symbol "BCEI." On February 2, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $27.92 per share.

        We have granted the underwriters an option to purchase a maximum of 600,000 additional shares of our common stock at the price set forth below.

        Investing in our common stock involves risks. Please read "Risk Factors" beginning on page S-11 of this prospectus supplement.

        The underwriters have agreed to purchase the shares of common stock from us at a price of $             per share, which will result in approximately $              million of net proceeds to us before offering expenses.

        The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See "Underwriting (Conflicts of Interest)."

        Delivery of the shares of common stock will be made on or about February 6, 2015.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is February     , 2015

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein and therein that are described under "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement and "Where You Can Find More Information" and "Information Incorporated by Reference" in the accompanying prospectus. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

        You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement and the information contained in the accompanying prospectus and any document incorporated by reference before making your investment decision.

        The terms "we," "us," "our," "our company," "the Company" and "Bonanza Creek" refer to Bonanza Creek Energy, Inc. and its subsidiaries, unless the context otherwise requires or as otherwise indicated.

Industry and Market Data

        This prospectus supplement includes industry and market data and forecasts that we have obtained from internal company surveys, publicly available information and industry publications and surveys. Our internal research and forecasts are based on management's understanding of industry conditions, and such information has not been verified by independent sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

        Unless otherwise expressly indicated or the context otherwise requires, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contains various statements, including those that express belief, expectation or intention, as well as those that are not statements of historic fact, that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). When used in this prospectus supplement and the accompanying prospectus, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project," "plan," "will," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

        We have based such forward-looking statements on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining actual future results. The actual results or developments anticipated by these forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control or may not be realized or, even if substantially realized, may not have the expected consequences. Actual results could differ materially from those expressed or implied in the forward-looking statements.

        Factors that could cause actual results to differ materially include, but are not limited to, the following:

  •
  the risk factors discussed in this prospectus supplement and the accompanying prospectus and the risk factors discussed in the documents incorporated by reference herein and therein;

  •
  declines or volatility in the prices we receive for our oil, natural gas liquids ("NGLs") and natural gas;

  •
  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

  •
  the ability of our customers to meet their obligations to us;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

  •
  the presence or recoverability of estimated oil and natural gas reserves and actual future production rates and associated costs;

  •
  uncertainties associated with estimates of proved oil and natural gas reserves and, in particular, probable and possible resources;

  •
  the possibility that the oil and natural gas industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental regulation);

  •
  environmental risks;

  •
  seasonal weather conditions and lease stipulations;

  •
  drilling and operating risks, including the risks associated with the employment of horizontal drilling techniques;

  •
  our ability to acquire adequate supplies of water for drilling and completion operations;

  •
  the availability of oilfield equipment, services and personnel;

  •
  exploration and development risks;

  •
  competition in the oil and natural gas industry;

  •
  management's ability to execute our plans to meet our goals;

  •
  risks related to our derivative instruments;

  •
  our ability to attract and retain key members of our senior management and key technical employees;

  •
  our ability to maintain effective internal controls;

  •
  access to adequate gathering systems and pipeline take-away capacity to provide adequate infrastructure for the products of our drilling program;

  •
  our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

  •
  costs and other risks associated with perfecting title for mineral rights in some of our properties;

  •
  continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

  •
  other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

        All forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus supplement and in the section entitled "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights some of the information contained elsewhere in this prospectus supplement or the accompanying prospectus, or that is incorporated by reference herein or therein and does not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein before making an investment decision. You should also carefully consider the information set forth under "Risk Factors" in this prospectus supplement as well as those risks described in our Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, certain statements include forward-looking information that involve risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements." We have provided definitions for certain oil and natural gas terms used in this prospectus supplement in "Glossary of Oil and Natural Gas Terms."

 Bonanza Creek Energy, Inc.

Overview

        Bonanza Creek is an independent energy company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. Our oil and liquids-weighted assets are concentrated primarily in the Wattenberg Field in Colorado, which we have designated the Rocky Mountain region, and the Dorcheat Macedonia Field in southern Arkansas, which we have designated the Mid-Continent region. In addition, we own and operate oil producing assets in the North Park Basin in Colorado and the McKamie Patton Field in southern Arkansas. Our management team has extensive experience acquiring and operating oil and natural gas properties and significant experience in horizontal drilling and fracture stimulation, which we believe will contribute to the development of our sizable inventory of projects, including those targeting the Niobrara and Codell formations in our Rocky Mountain region and oily Cotton Valley sands in our Mid-Continent region. We believe the location, size and concentration of our acreage in our core project areas provide us with an opportunity to increase production, lower costs and further delineate our resource potential. Our sales volumes for the year ended December 31, 2014 were approximately 23.5 MBoe/d, reflecting approximately 45% growth over the prior year. Based on internal reserve estimates audited by Netherland, Sewell & Associates, Inc. ("NSAI"), independent reserve engineers, our proved reserves as of December 31, 2014 were 89.5 MMBoe, comprised of 61% oil, 4% NGLs and 35% natural gas.

Our Core Operations

        Our operations are mainly focused in the Wattenberg Field in the Rocky Mountain region and in the Dorcheat Macedonia Field in the Mid-Continent region.

Rocky Mountain Region

        The two main areas in which we operate in the Rocky Mountain region are the Wattenberg Field in Weld County, Colorado and the North Park Basin in Jackson County, Colorado.

        The bulk of our operations are in the oil and liquids-weighted extension area of the Wattenberg Field targeting the Niobrara and Codell formations. As of December 31, 2014, our Wattenberg position consisted of approximately 97,000 gross (70,000 net) acres.

        We have a history of successfully using horizontal drilling and multi-stage fracture stimulation techniques to achieve significantly improved recoveries from the Niobrara and Codell formations in the Wattenberg Field. We believe our acreage position has been fully delineated for the Niobrara B bench and expect this horizon to be a primary source of future production growth. In addition, our continued

testing in the Niobrara C bench and Codell formation has been successful to date and supports future delineation and development drilling. Additionally, we continue to drill extended reach lateral wells and continue to test downspacing to 40-acres to test potential further increases in capital efficiency and resource recovery.

        Our estimated proved reserves at December 31, 2014 in the Wattenberg Field were 67.8 MMBoe, comprised of 65% oil and NGLs and 35% natural gas.

Mid-Continent Region

        In southern Arkansas, we target the oil-rich Cotton Valley sands in the Dorcheat Macedonia and McKamie Patton Fields. As of December 31, 2014, our estimated proved reserves in this region were 21.4 MMBoe, 65% of which were oil and NGLs and 35% natural gas.

        Gas Processing Facilities.    Our Mid-Continent gas processing facilities are located in Lafayette and Columbia Counties, Arkansas, and are strategically located to serve our production in the region. In the aggregate, our Arkansas gas processing facilities have approximately 40 MMcf/d of capacity with 86,000 gallons per day of associated NGL capacity. Our ownership of these facilities and related gathering pipelines provides us with the benefit of controlling processing and compression of our natural gas production as well as the timing of connections to our newly completed wells.

2014 Proved Reserves

        Our proved reserves as of December 31, 2014 were audited by NSAI. For 2014, our proved reserves increased 28% year-over-year to 89.5 MMBoe, and our reserve replacement in 2014 was 336%. Our Rocky Mountain region proved reserves increased 39% to 68.1 MMBoe. The 12-month average pricing for crude oil and natural gas used to calculate reserves was $94.99/Bbl WTI and $4.35/MMBtu Henry Hub, respectively.

	As of December 31, 2013		As of December 31, 2014
Proved Reserves Profile	Equiv (Mboe)	% of Total	Oil (MBbls)	NGL (MBbls)	Gas (Mcf)	Equiv (Mboe)	% of Total	Y/Y Change
Proved Developed Producing	27,840	40%	26,089	1,424	82,893	41,328	46%	48%
Proved Developed Non-Producing	4,308	6%	2,254	775	11,601	4,963	6%	15%
Proved Undeveloped	37,603	54%	26,416	1,154	94,057	43,246	48%	15%

Total Proved Reserves	69,751	100%	54,759	3,353	188,551	89,537	100%	28%
Regional Summary
Rocky Mountain	48,995	70%	44,149	—	143,997	68,148	76%	39%
Mid-Continent	20,744	30%	10,610	3,353	44,554	21,389	24%	3%
Western	12	<1%	—	—	—	—	—	—

Total Proved Reserves	69,751	100%	54,759	3,353	188,551	89,537	100%	28%

Recent Developments

2015 Operational Outlook and Capital Program

        In light of weakened crude oil pricing, we have reduced our capital budget for 2015 by approximately 36-38% compared to 2014. We expect that this budget of approximately $420 million will be invested largely in our projects in the Wattenberg Field and southern Arkansas. Our 2015 budget is focused on cash flow producing investments, with drilling and completion work comprising in excess of 90% of our total capital budget.

        We expect to spend approximately $380 million in the Wattenberg Field in 2015. Our Wattenberg drilling plan contemplates spending approximately $340 million to drill 77 gross (67 net) and complete 88 gross (71 net) operated wells utilizing approximately 2.5 rigs (down from approximately 3.5 rigs in 2014) and increasing the application of extended reach laterals to approximately 29% of our total drilling program. Our extended reach laterals drilled to date have demonstrated shallower decline profiles, and we expect this to result in lower well-level finding and development costs than our 4,000 foot lateral wells. We have budgeted approximately $40 million for non-well capital expenditures, consisting of approximately $14 million to maintain leases that we do not intend to drill in 2015 and approximately $26 million to fund essential infrastructure projects to accompany our drilling program. Additionally, we expect our well costs to contract in the near term, and we expect well costs to continue to decline if oil prices remain depressed, although the magnitude and timing of any cost reductions cannot be determined.

        In southern Arkansas, we expect to spend approximately $40 million to drill 26 gross (19 net) operated wells and perform approximately 70 recompletions. This program is expected to require the use of approximately 1.0 drilling rig for the full year (down from approximately 2.0 rigs in 2014).

Recent Operating Results

        We recently announced initial results from our multi-bench pad located in the Wattenberg Field that employed a 28-stage fracture stimulation design in each 4,000 foot lateral well. The pad included three 40-acre spaced wells in the Niobrara B bench and two 40-acre spaced wells in the Niobrara C bench. The 30-day average production rate for the pad was 451 Boe/d per well on a two stream basis, and after 60 days of production the pad average is still tracking our 313 MBoe type curve on a two stream basis (354 MBoe on a three stream basis). This result is an improvement over a five-well pad drilled and completed in 2014 with the same multi-bench configuration but with 18 stages per lateral, which had a 30-day average production rate of 374 Boe/d per well on a two stream basis. Our previous four well 40-acre spaced test in the Niobrara B bench has produced for over 250 days and continues to track above the target type curve. We are encouraged by early results from 40-acre spaced wells that utilized increased fracture stimulation stage densities and expect to employ similar completion designs in the majority of our activity during 2015.

        In the Wattenberg Field, our extended reach laterals continue to outperform our standard length wells. For our 9,000 foot lateral wells, we anticipate an average estimated ultimate recovery of 687 MBoe on a three stream basis, compared to 354 MBoe on a three stream basis for our 4,000 foot lateral wells. Our highly contiguous acreage is well suited for drilling medium and extended laterals, and we plan to increase the use of them significantly in 2015 and in future years.

        We finished our eastern legacy acreage field-level gas gathering infrastructure project in the Wattenberg Field during the fourth quarter of 2014 and expect to install remaining compression facilities in the first quarter of 2015. This system is expected to achieve lower and more stable line pressures at the wellhead as well as quicker recovery times in the event that third parties experience unplanned takeaway capacity interruption.

Conversion to Three Stream Reporting in the Rocky Mountain Region

        Effective as of January 1, 2015, we revised the agreements with our natural gas processing providers in our Rocky Mountain region to report operated sales volumes on a three stream basis, which separately reports NGLs extracted from the natural gas stream and sold as a separate product. The NGL volumes identified by our gas purchasers are converted to an oil equivalent, based on 42 gallons per Bbl and compared to overall gas equivalent production based on a 1 Bbl to 6 Mcf ratio. We believe that this conversion will more accurately convey our production and sales volumes, will be consistent with our reporting practice in the Mid-Continent region, will allow our results to be more comparable with those of our peers and will conform more closely to general industry convention. We expect that the conversion will result in an increase in our reported production volumes on a Bbl-equivalent basis in the Rocky Mountain region but will have no material impact to our realized revenues because NGL revenues will replace the premium to benchmark Henry Hub prices that we realized historically on our wet gas sales volumes.

Hedging Profile

        In addition to supply and demand, oil and natural gas prices are affected by seasonal, economic and geo-political factors that we can neither control nor predict. We attempt to mitigate a portion of our price risk through the use of derivative contracts. The table below provides certain unaudited information regarding our current hedging profile.

Settlement Period	Swap Volume	Fixed Price	Collar Volume	Average Short Floor	Average Floor	Average Ceiling
Oil	Bbl/d	$	Bbl/d	$	$	$
Q1 2015	6,000	95.39	6,500	68.08	84.32	95.90
Q2 2015	5,000	94.41	5,500	67.73	84.09	95.16
Q3 - Q4 2015	2,000	93.43	6,500	68.46	84.62	95.49
FY 2016	—	—	5,500	70.00	85.00	96.83

Gas	MMBtu/d	$	MMBtu/d	$	$	$
FY 2015	—	—	15,000	3.50	4.00	4.75

Revolving Credit Facility

        We entered into an amendment to our credit agreement on September 30, 2014 to, among other things, increase the borrowing base under our revolving credit facility from $450 million to $600 million. We also elected to limit bank commitments under our revolving credit facility to $500 million while reserving the option to access, at our request, the full $600 million prior to our next semi-annual redetermination date. As of January 30, 2015, we had outstanding borrowings of approximately $47 million under our revolving credit facility and a remaining borrowing capacity of approximately $429 million thereunder, after the reduction of outstanding letters of credit of $24 million and excluding the $100 million of additional uncommitted borrowing base capacity.

        The borrowing base under our revolving credit facility is subject to a semi-annual redetermination in May 2015 and may be subject to additional redeterminations from time to time. If current low commodity prices persist at the time of the redetermination, we anticipate that our lenders could decrease our borrowing base, although the extent of any such reduction cannot be determined at this time.

Anticipated Non-Cash Impairment

        As a result of currently prevailing low commodity prices, we anticipate that our 2014 fourth quarter and year end financial reporting will reflect a non-cash impairment in the approximate range of $135 to $175 million related primarily to our Dorcheat Macedonia Field in Arkansas. The precise amount of the impairment has not yet been determined and may be larger or smaller than we currently anticipate. The impairment charge will affect our reported net income but will not result in any reduction to our cash flow or our EBITDAX.

Corporate Information

        Our principal executive offices are located at 410 17th Street, Suite 1400, Denver, Colorado 80202. The telephone number at our principal executive offices is (720) 440-6100 and our website address is www.bonanzacrk.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider the information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

 THE OFFERING

Common stock offered by us	4,000,000 shares of our common stock, or 4,600,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full.
Common stock outstanding after this offering	45,285,032 shares of our common stock, or 45,885,032 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full.
Use of proceeds

We expect to receive net proceeds of approximately $             million from this offering, after deducting underwriters' discounts and commissions and estimated offering expenses. We intend to use a portion of the net proceeds from this offering to repay all of the outstanding borrowings under our revolving credit facility and will use the remainder for general corporate purposes, which may include funding our drilling and development program and other capital expenditures.

After applying the net proceeds from this offering as set forth under "Use of Proceeds," we expect to have no outstanding borrowings under our revolving credit facility and would have had a cash balance as of January 30, 2015 of approximately $           million. Please read "Use of Proceeds."

Conflicts of interest

Because certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive more than 5% of the net proceeds of this offering due to our repayment of the amounts outstanding under our revolving credit facility using the net proceeds from this offering, certain of the underwriters will be deemed to have a "conflict of interest" under Rule 5121 ("Rule 5121") of the Financial Industry Regulatory Authority, Inc. ("FINRA") rules. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market," as defined in Rule 5121, exists for our common stock. Please read "Use of Proceeds" and "Underwriting (Conflicts of Interest)."

Risk factors

Investing in our common stock involves risks. Please read "Risk Factors" beginning on page S-11 of this prospectus supplement and other risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from the filings we make with the SEC, for a discussion of certain factors you should consider before making an investment in our common stock.

Dividend policy

We are currently prohibited from paying dividends under the terms of our revolving credit facility and the indentures governing our senior notes. We cannot assure you that any dividends will be declared or paid by us. Please read "Dividend Policy and Market for Common Stock."

New York Stock Exchange symbol	BCEI

        Except as otherwise indicated, all share information contained in this prospectus supplement assumes the underwriters do not exercise their option to purchase additional shares of our common stock.

 SUMMARY RESERVES DATA

        The table below summarizes our estimated proved reserves at December 31, 2014, 2013 and 2012. The proved reserve estimates have been audited by NSAI for the proved reserve estimates at December 31, 2014 and derived from engineering reports prepared by NSAI for the proved reserve estimates at December 31, 2013. The proved reserve estimates at December 31, 2012 have been derived from engineering reports prepared by Cawley, Gillespie & Associates, Inc., independent reserve engineers.

	As of December 31,
	2014	2013	2012
Estimated Proved Reserves(1):
Crude oil (MMBbls)	54.8	43.6	30.2
Natural gas (Bcf)	188.6	139.6	118.5
Natural gas liquids (MMBbls)	3.4	2.9	3.1

Total proved (MMBoe)(2)	89.5	69.8	53.0

Proved developed producing (MMBoe)(2)	41.3	27.8	16.6
Proved developed non-producing (MMBoe)(2)	5.0	4.4	7.2

Total proved developed (MMBoe)(2)	46.3	32.3	23.8
Proved undeveloped (MMBoe)(2)	43.2	37.6	29.2

(1)
Proved reserves were calculated using prices equal to the twelve-month unweighted arithmetic average of the first-day-of-the-month prices for each of the preceding twelve months, which were $94.99/Bbl WTI of oil/condensate and $4.35/MMBtu Henry Hub of natural gas, $96.91/Bbl WTI of oil/condensate and $3.67/MMBtu Henry Hub of natural gas and $94.71/Bbl WTI of oil/condensate and $2.76/MMBtu Henry Hub of natural gas for the years ended December 31, 2014, 2013 and 2012, respectively. Adjustments were made for location and the grade of the underlying resource.

(2)
Determined using the ratio of 6 Mcf of natural gas being equivalent to one Bbl of crude oil.

RISK FACTORS

        The following risk factors have been prepared after giving effect to the offering of the common stock described in this prospectus supplement. You should carefully consider the risk factors described below, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013, and any subsequently filed reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to purchase any of our common stock. The risks described below are material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

 Risks Related to Our Business

A substantial or extended decline in oil and, to a lesser extent, natural gas prices, may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations or targets and financial commitments.

        The price we receive for our oil and, to a lesser extent, natural gas and NGLs, heavily influences our revenue, profitability, cash flows, liquidity, borrowing base under our revolving credit facility, access to capital, present value and quality of our reserves, the nature and scale of our operations and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

  •
  worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas;

  •
  the actions from members of the Organization of Petroleum Exporting Countries;

  •
  the price and quantity of imports of foreign oil and natural gas;

  •
  political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

  •
  the level of global oil and natural gas exploration and production;

  •
  the level of global oil and natural gas inventories;

  •
  localized supply and demand fundamentals and transportation availability;

  •
  weather conditions and natural disasters;

  •
  domestic and foreign governmental regulations;

  •
  speculation as to the future price of oil and the speculative trading of oil and natural gas futures contracts;

  •
  the price and availability of competitors' supplies of oil and natural gas;

  •
  technological advances affecting energy consumption; and

  •
  the price and availability of alternative fuels.

        Substantially all of our production is sold to purchasers under short-term (less than 12-month) contracts at market based prices. Lower oil and natural gas prices will reduce our cash flows, borrowing ability and the present value and quality of our reserves. Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration and production plans.

        Lower oil and natural gas prices have reduced and may further reduce the amount of oil and natural gas that we can produce economically and may cause the value of our proved reserves at future reporting dates to decline. Specifically, a decline in the value of our reserves may reduce the borrowing base available to us under our senior secured revolving credit facility, and, should the value of our reserves decline below our recorded costs as measured by the ceiling test (particularly with respect to our acreage in southern Arkansas), we would be required to record a non-cash impairment charge in our financial statements. Additionally, an extended decline in commodity process could lead us to reduce our capital expenditure budget and scale back our exploration and development activities.

        Further, oil prices and natural gas prices do not necessarily fluctuate in direct relation to each other. Because approximately 65% of our estimated proved reserves as of December 31, 2014 were oil and NGLs, our financial results are more sensitive to movements in oil prices. The price of oil has been extremely volatile and we expect this volatility to continue. During the year ended December 31, 2014, the daily NYMEX WTI oil spot price ranged from a high of $107.26 per Bbl to a low of $53.27 per Bbl and the NYMEX natural gas Henry Hub spot price ranged from a high of $6.15 per MMBtu to a low of $2.89 per MMBtu.

We are exposed to fluctuations in the price of oil and may be affected by continuing and prolonged declines in the price of oil and natural gas.

        As of December 31, 2014, we had commodity price derivative agreements on approximately 9,985 Bbls/d and 5,500 Bbls/d of oil hedged with a combination of fixed price swaps and three-way collars during 2015 and 2016, respectively, and approximately 15,000 Mcf/d of natural gas hedged during 2015 with three-way collars. These hedges may be inadequate to protect us from continuing and prolonged declines in the price of oil and natural gas. To the extent that the price of oil and natural gas remains at current levels or declines further, we will not be able to hedge future production at the same level as our current hedges and our results of operations and financial condition would be negatively impacted.

        In 2015, we have 6,251 Bbls/d of oil hedged with three-way collars with an average ceiling of $95.52/Bbl, average floor of $84.43/Bbl and average short floor of $68.20/Bbl. In 2015, we have 15,000 Mcf/d of natural gas hedged with three-way collars with an average ceiling of $4.75/Mcf, average floor of $4.00/Mcf and average short floor of $3.50/Mcf. In 2016, we have 5,500 Bbls/d of oil hedged with three-way collars with an average ceiling of $96.83/Bbl, average floor of $85.00 and average short floor of $70.00/Bbl. Currently, oil and natural gas prices are trading below the average prices of our short floors associated with our three-way collars. To the extent that future monthly settlement prices are below our short floor prices, we will realize the settlement price plus the difference between our short floor and floor prices. Therefore, additional risk is associated with these three-way collar contracts in a declining commodity price environment relative to fixed price swaps and collars. See "Prospectus Supplement Summary—Hedging Profile" for a summary of our hedging activity.

New air quality environmental legislation or regulatory initiatives could result in increased compliance costs and operating delays.

        On December 17, 2014, the United States Environmental Protection Agency (the "EPA") proposed to revise and lower the existing 75 ppb national ambient air quality standard ("NAAQS") for ozone under the federal Clean Air Act to a range within 65-70 ppb. The EPA is also taking public comment on whether the ozone NAAQS should be revised as low as 60 ppb. A lowered ozone NAAQS in a range of 60-70 ppb could result in a significant expansion of ozone nonattainment areas across the United States, including areas in which we operate. Oil and natural gas operations in ozone nonattainment areas would likely be subject to increased regulatory burdens in the form of more stringent emission controls, emission offset requirements, and increased permitting delays and costs. In addition, in February 2014, the Colorado Department of Public Health and Environment's Air Quality Control Commission finalized regulations imposing stringent new requirements relating to air emissions from oil and gas facilities in Colorado that are even more stringent than comparable federal rules. These new Colorado rules include storage tank control, monitoring, recordkeeping and reporting requirements as well as leak detection and repair requirements for both well production facilities and compressor stations and associated equipment. These new requirements, which represent the first time a state has directly regulated methane (a greenhouse gas) emissions from the upstream oil and gas sector, have and will continue to impose additional costs on our operations.

Risks Related to this Offering and Our Common Stock

The market price and trading volume of our common stock may be volatile and our stock price could decline.

        The trading price of shares of our common stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations. As an example, during the year ended December 31, 2014, the sales price of our common stock ranged from a low of $16.36 per share to a high of $62.94 per share. The trading price of our common stock may be affected by a number of factors, including the volatility of oil and natural gas prices, our operating results, changes in our earnings estimates, additions or departures of key personnel, our financial condition, drilling activities, legislative and regulatory changes, general conditions in the oil and natural gas exploration and development industry, general economic conditions, and general conditions in the securities markets. In particular, a significant or extended decline in oil and natural gas prices could have a material adverse effect our sales price of our common stock. Other risks described elsewhere under "Risk Factors" in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement could also materially and adversely affect our share price.

        Although our common stock is listed on the New York Stock Exchange, we cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or "float" for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us.

We do not intend to pay, and we are currently prohibited from paying, dividends on our common stock and, consequently, our stockholders' only opportunity to achieve a return on their investment is if the price of our stock appreciates.

        We do not plan to declare dividends on shares of our common stock in the foreseeable future. Additionally, we are currently prohibited from making any cash dividends pursuant to the terms of our revolving credit facility and the indentures governing our senior notes. Consequently, our stockholders' only opportunity to achieve a return on their investment in us will be if the market price of our common stock appreciates, which may not occur, and the stockholder sells their shares at a profit. There is no guarantee that the price of our common stock will ever exceed the price that the stockholder paid.

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute our current stockholders' ownership in us.

        If our existing stockholders sell a large number of shares of our common stock in the public market, the market price of our common stock could decline significantly. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders. In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. Further, our directors and executive officers are subject to agreements that limit their ability to sell our common stock held by them. Our directors and executive officers cannot sell or otherwise dispose of any shares of our common stock for a period of 90 days after the date of this prospectus supplement without the prior written approval of Credit Suisse Securities (USA) LLC. The lock-up agreements with our directors and executive officers are also subject to certain specific exceptions, including, (i) with respect to transactions in shares purchased in the open market after completion of this offering, certain bona fide gifts, certain distributions to partners, members or stockholders or transfers to affiliated investment funds or other controlled or managed entities, transfers to certain family trusts, partnerships or other similar entities and the establishment of certain 10b5-1 plans, and (ii) certain transfers of shares to us or certain tenders of shares made in response to a bona fide third party take-over bid made to all holders of shares of common stock or any other acquisition transaction whereby all or substantially all of the shares of our common stock are to be acquired by a third party.

        As of December 31, 2014, Her Majesty the Queen in Right of Alberta, in her own capacity and as trustee/nominee for certain Alberta pension clients ("HMQ"), owns 7,587,859 shares, or approximately 18.3% of our total outstanding shares. HMQ is party to a registration rights agreement with us. Pursuant to this agreement, we have agreed to effect the registration of shares held by HMQ if it so requests or if we conduct other registrations of our common stock. In addition, we may issue additional shares of our common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or substantially similar securities, which may result in dilution to our stockholders. In addition, our stockholders may be further diluted by future issuances under our equity incentive plans.

Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, even if such acquisition or merger may be in our stockholders' best interests.

        Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

  •
  a classified board of directors, so that only approximately one-third of our directors are elected each year;

  •
  advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders; and

  •
  limitations on the ability of our stockholders to call special meetings or act by written consent.

        Delaware law prohibits us from engaging in any business combination with any "interested stockholder," meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

Alberta Investment Management Corporation (AIMCo) may be deemed to beneficially own or control a significant portion of our common stock, giving them influence over corporate transactions and other matters. Their interests and the interests of the parties on whose behalf they invest may conflict with our other stockholders, and the concentration of ownership of our common stock by such stockholders will limit the influence of public stockholders.

        AIMCo, a Canadian corporation and investment manager to HMQ and certain Alberta pension funds, may be deemed to beneficially own or control approximately 18.3% of our outstanding common stock. West Face Capital and AIMCo, on behalf of HMQ and certain Alberta pension funds, have entered into an investment management agreement pursuant to which West Face Capital has the right to vote the shares of our common stock held by HMQ. Accordingly, West Face may exert influence over our board of directors and influence the outcome of stockholder votes. Even if the investment management agreement between West Face Capital and AIMCo were to be terminated, AIMCo, on behalf of HMQ, would have the ability to exert influence over the Company.

        A concentration of ownership in AIMCo's clients would allow such stockholders to influence, directly or indirectly and subject to applicable law, significant matters affecting us, including the following:

  •
  establishment of business strategy and policies;

  •
  amendment of our certificate of incorporation or bylaws;

  •
  nomination and election of directors;

  •
  appointment and removal of officers;

  •
  our capital structure; and

  •
  compensation of directors, officers and employees and other employee-related matters.

        Such a concentration of ownership may have the effect of delaying, deterring or preventing a change in control, a merger, consolidation, takeover or other business combination, and could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock. The significant ownership interest of HMQ could also adversely affect investors' perceptions of our corporate governance.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately $             million after deducting estimated expenses and underwriting discounts and commissions. We intend to use a portion of the net proceeds from this offering to repay all of the outstanding borrowings under our revolving credit facility and will use the remainder for general corporate purposes, which may include funding our drilling and development program and other capital expenditures.

        Our revolving credit facility matures in September 2018 and bears interest at a variable rate, which was approximately 1.67% per annum as of January 30, 2015. As of September 30, 2014, our cash balance was approximately $92.6 million and we had no outstanding borrowings under our revolving credit facility and an available borrowing capacity thereunder of $476 million, after the reduction of outstanding letters of credit of $24 million and excluding $100 million of uncommitted borrowing base capacity. As of January 30, 2015, our cash balance was approximately $7.0 million and we had outstanding borrowings of approximately $47 million under our revolving credit facility and remaining borrowing capacity of approximately $429 million thereunder, after the reduction of outstanding letters of credit of $24 million and excluding $100 million of uncommitted borrowing base capacity. Our outstanding borrowings under our revolving credit facility were incurred to fund, in part, our exploration, development and other capital expenditures. As of January 30, 2015, after applying the net proceeds from this offering as set forth in the previous paragraph, we would have had a cash balance of approximately $       million and no outstanding borrowings under our revolving credit facility.

        Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering in the form of the repayment of borrowings thereunder. See "Underwriting (Conflicts of Interest)."

 DIVIDEND POLICY AND MARKET FOR COMMON STOCK

Dividend Policy

        We have not paid any cash dividends since our inception. Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. We are currently prohibited from paying dividends under the terms of our revolving credit facility and the indentures governing our senior notes.

Price Range of Our Common Stock

        The following table sets forth the high and low intra-day sales prices per share of our common stock as reported on the New York Stock Exchange since January 1, 2012.

	High	Low
Fiscal Year 2012:
1st Quarter	22.25	12.62
2nd Quarter	22.66	14.52
3rd Quarter	24.40	15.00
4th Quarter	29.03	20.83
Fiscal Year 2013:
1st Quarter	42.36	28.23
2nd Quarter	40.40	32.06
3rd Quarter	51.32	34.67
4th Quarter	57.47	41.78
Fiscal Year 2014:
1st Quarter	52.47	37.71
2nd Quarter	62.94	41.08
3rd Quarter	62.89	53.75
4th Quarter	57.12	16.36
Fiscal Year 2015:
1st Quarter (through February 2, 2015)	28.30	20.23

        On February 2, 2015, the closing sale price of our common stock, as reported on the New York Stock Exchange, was $27.92 per share.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus supplement. There are no family relationships among any of our directors or executive officers.

Name	Age	Title
James A. Watt(1)(2)(5)	64	Chairman of the Board of Directors
Marvin M. Chronister(1)(3)(4)(5)	63	Director
Kevin A. Neveu(2)(3)(4)	54	Director
Gregory P. Raih(1)(3)	67	Director
Jeff E. Wojahn(2)(4)(5)	52	Director
Richard J. Carty(5)	45	Director, President and Chief Executive Officer
Anthony G. Buchanon	55	Executive Vice President and Chief Operating Officer
William J. Cassidy	49	Executive Vice President and Chief Financial Officer
Christopher I. Humber	41	Executive Vice President, General Counsel and Secretary
Wade E. Jaques	42	Vice President and Chief Accounting Officer

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

(4)
Member of the Environmental, Health, Safety and Regulatory Compliance Committee.

(5)
Member of the Reserve Committee.

        James A. Watt was appointed to our Board in August 2012 and elected as Chairman effective November 11, 2014. Mr. Watt has served as director, President and Chief Executive Officer of Dune Energy, Inc. since 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation ("Remington") from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. ("Helix") acquired Remington in July 2006. From August 2006 through March 2007, he served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. Mr. Watt currently serves on the board of directors of Helix where he also serves on the compensation and nominating and governance committees. He received a Bachelor of Science in Physics from Rensselaer Polytechnic Institute.

        Marvin M. Chronister was elected to our Board in March 2011 and appointed by the Board on January 31, 2014 to serve as the Company's Interim President and Chief Executive Officer from January 31, 2014 through November 10, 2014. Mr. Chronister has over 38 years of experience in the oil and gas industry. Since 2006, he has been an independent investor, energy finance and operations consultant and owner of Enfield Companies. He was previously a Practice Director with Jefferson Wells and served as a Managing Director with Deloitte & Touche. Mr. Chronister also held prior investment banking positions with Merrill Lynch and Kidder Peabody. His industry experience includes President and Chief Executive Officer of Transwestern, and senior management positions with the Kidde Energy Group and NL Industries. Mr. Chronister most recently served on the board of directors of Sonde Resources Corp. from September 2009 to May 2012, where he held the position of Chairman and Interim Chief Executive Officer from September 2009 until March 2011. He has also served on several public and private company boards and held leadership positions with numerous industry organizations.

Mr. Chronister holds a Bachelor of Business Administration degree from Stephen F. Austin State University and has attended multiple executive development programs.

        Kevin A. Neveu was elected to our Board in March 2011. Mr. Neveu has over 32 years of experience in the oil and gas industry. Currently, Mr. Neveu serves as a director, President and Chief Executive Officer of Precision Drilling Corporation, where he has served as a director and Chief Executive Officer since August 2007. Mr. Neveu was previously President of the Rig Solutions Group of National Oilwell Varco in Houston and currently serves on the board of directors of Finning International. Mr. Neveu holds a Bachelor of Science degree and is a graduate of the Faculty of Engineering at the University of Alberta. Mr. Neveu is a Professional Engineer, as designated by the Association of Professional Engineers, Geologists and Geophysicists of Alberta. In 2002, Mr. Neveu completed the Advanced Management Program at the Harvard Business School.

        Gregory P. Raih was elected as a member of our Board in November 2011. Mr. Raih has over 45 years of experience dealing with finance and accounting matters for public and private companies and extensive experience with companies in the oil and gas industry. Mr. Raih currently serves on the boards of directors of (i) General Moly, Inc., a U.S.-based mineral company engaged in the exploration and development of molybdenum projects where he also serves on the audit, finance and governance and nominating committees and (ii) Jonah Energy LLC, a North American exploration and production company, where he also serves as Chairman of the audit committee. Mr. Raih is a certified public accountant and served as a partner at KPMG LLP from 2002 to 2008 and as a partner at Arthur Andersen LLP from 1981 to 2002. Mr. Raih has a degree in Accounting from the University of Notre Dame.

        Jeff E. Wojahn was elected as a member of our Board on November 10, 2014. Mr. Wojahn brings over 25 years of oil and gas industry experience to our Board. From 2003 to 2013, Mr. Wojahn served as Executive Vice President of EnCana Corporation and was President of Encana Oil & Gas (USA) Inc. from 2006 to 2013. Beginning in 1985, Mr. Wojahn held senior management and operational positions in Canada and the United States and has extensive experience in unconventional resource play development. He currently serves as a Strategic Advisory Board member for Morgan Stanley Energy Partners.

        Richard J. Carty was elected as Chairman of the Board upon the Company's formation in 2010 and was appointed by the Board effective November 11, 2014 to serve as the Company's President and Executive Officer at which time he stepped down as Chairman and remains as a member of our Board. From 2009 to 2013, he served as President of West Face Capital (USA) Corp, an affiliate of West Face Capital, a Toronto-based investment management firm, and served on the boards of directors of portfolio companies on behalf of West Face Capital. Prior to that period, Mr. Carty was a Managing Director of Morgan Stanley Principal Strategies where he was responsible for the Special Situations, Strategic Investments and Global Quantitative Equity investment teams. Prior to Mr. Carty's 14 years at Morgan Stanley, he was a partner at Gordon Capital Corp for five years.

        Anthony G. Buchanon was named Executive Vice President and Chief Operating Officer on August 12, 2013. He joined the Company in August 2012 as Vice President—Rocky Mountain Engineering. He has more than 30 years of experience in exploration and production operations, including reservoir, completion and production engineering and unconventional oil and gas exploitation. Immediately prior to joining Bonanza Creek, he served as Production Operations Manager for Noble Energy, Inc. and was part of the Wattenberg Business Unit leadership team that was responsible for developing Noble's Wattenberg assets. Before that, he served in a variety of management level engineering and operations roles for companies such as Rosetta Resources Inc. (from 2008-2010), Burlington Resources Inc. (now ConocoPhillips) (from 2004-2008), Trend Exploration Company and Mobil Exploration and Production (now ExxonMobil Corporation). He holds a Bachelor of Science in Petroleum Engineering from Marietta College.

        William J. Cassidy joined the Company in September 2013 to serve as our Executive Vice President and Chief Financial Officer. Most recently, Mr. Cassidy served as the Global Head of Corporate Finance and Treasury for Puma Energy, a midstream and downstream oil company with operations spanning 37 countries and a subsidiary of the commodity trading multinational Trafigura Beheer BV. From 2009-2013, Mr. Cassidy was a Principal at RPA Capital, LLC, an asset management fund focused on commodity producers. He has served as a director of Oasis Petroleum since 2010 and as a director of GasValpo, SA, a Chilean gas distribution company, from 2008 until 2012. From 2008 to 2009, Mr. Cassidy worked as Chief Financial Officer of USDCM, LLC, a Greenwich, Connecticut, based drilling fund. From 1995 until 2008, Mr. Cassidy served in a variety of investment banking roles, including Head of Exploration and Production Investment Banking at Barclays Capital, Principal of the Energy and Power Investment Banking division at Banc of America Securities and Vice President at JPMorgan Chase. He worked as a Geophysicist for Conoco (now ConocoPhillips) from 1989 to 1993. Mr. Cassidy holds a Bachelor of Science in Geology and Math from the National University of Ireland, Cork, a Master of Science in Petroleum Geophysics from the Royal School of Mines, Imperial College, London and a Master of Business Administration (Finance) from the Wharton School of the University of Pennsylvania.

        Christopher I. Humber has served as Senior Vice President, General Counsel and Secretary of the Company since January 1, 2012 and was promoted to Executive Vice President on August 1, 2014. Before joining us, Mr. Humber was a practicing attorney focusing on mergers and acquisitions and corporate finance matters for public and private companies, most recently as a partner with the law firm Kendall, Koenig & Oelsner PC in Denver, Colorado, where he served as our outside counsel since 2006. Prior to that, he was an associate with the law firm Hogan & Hartson LLP (now Hogan Lovells) in Denver, Colorado and with the law firm Arnold & Porter LLP in Washington, D.C. and McLean, Virginia. Mr. Humber graduated with high honors from Emory University School of Law where he was Editor-in-Chief of the Emory Law Journal and holds a Bachelor of Arts in Biology from the University of Colorado at Boulder.

        Wade E. Jaques serves as the Company's Vice President and Chief Accounting Officer. Mr. Jaques joined Bonanza Creek in 2010 as its Controller, was promoted to Chief Accounting Officer in September 2011 and was elected a Vice President in November 2012. Prior to joining Bonanza Creek, Mr. Jaques was the Controller and Assistant Corporate Secretary for Ellora Energy Inc., a Colorado based independent oil and gas company, from October 2005 until shortly after its merger with Exxon Mobil Corporation in August 2010. Prior to joining Ellora Energy, Mr. Jaques was an audit manager at Deloitte & Touche's Denver office serving oil and gas clients. Mr. Jaques holds both a Bachelor's and Master's degree in Accountancy from Utah State University and is a certified public accountant in Texas and Colorado.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

        The following is a summary of the material United States federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock that is held as a "capital asset" (generally, property held for investment) by a non-U.S. holder (as defined below).

        A "non-U.S. holder" means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code";

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local, alternative minimum tax, net investment income tax or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances, including the impact of the unearned income Medicare contribution tax. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

  •
  certain United States expatriates;

  •
  stockholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

  •
  stockholders that hold our common stock as a result of a constructive sale;

  •
  stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  stockholders that are partnerships or entities treated as partnerships for United States federal income tax purposes, or other pass-through entities, or owners thereof;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt entities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. Federal income tax;

  •
  dealers in securities or foreign currencies; and

  •
  traders in securities that use the mark-to-market method of accounting for United States federal income tax purposes.

        If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

        We have not sought any ruling from the Internal Revenue Service, which we refer to as the "IRS," with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

        We do not presently expect to declare or pay any dividends on our common stock for the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder's adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under "Gain on disposition of common stock." Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holders conduct of a trade or business within the United States will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, properly certifying eligibility for the reduced rate.

        Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In such case, we will not have to withhold United States federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying eligibility for such exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

        Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation," or USRPHC, for United States federal income tax purposes.

        A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person as defined under the Code. In addition, a non-U.S. holder described in the first bullet point immediately above that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the disposition, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed a U.S. federal income tax return with respect to such losses.

        Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, so long as our common stock continues to be "regularly traded on an established securities market," as defined by applicable Treasury Regulations, a non-U.S. holder will be taxable on gain recognized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder's holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to United States federal income tax on a disposition of our common stock, and a 10% withholding tax would apply to the gross proceeds from the sale of our common stock by such non-U.S. holders.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal estate tax

        If you are an individual, common stock owned or treated as owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person, as defined under the Code), or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Legislation affecting common stock held through foreign accounts

        Section 1471 through 1474 of the Code and the Treasury regulations thereunder (generally referred to as "FATCA") impose a withholding tax of 30 percent on any dividends on our common stock paid to a foreign financial institution, including where such foreign financial institution receives such dividends as an intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders, as well as certain account holders that are foreign entities with U.S. owners) or is otherwise exempt. FATCA also imposes a withholding tax of 30 percent on any dividends on our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial United States owners or identification of the direct and indirect U.S. owners of the entity. Finally, beginning January 1, 2017, withholding of 30 percent also generally will apply to the gross proceeds of a disposition of our common stock paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock. Additionally, certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that payments on our common stock will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or indirectly holding our common stock through financial institutions in) those countries. Prospective investors should consult their tax advisors regarding this legislation.

        THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING (CONFLICTS OF INTEREST)

        Under the terms and subject to the conditions contained in an underwriting agreement between us and Credit Suisse Securities (USA) LLC, as representative of the underwriters in this offering, we have agreed to sell to the underwriters named below, and the underwriters have agreed, severally and not jointly, to buy the following number of shares of common stock set forth opposite their names:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC

Total	4,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the underwriters' option to purchase additional common stock. We have granted the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 600,000 additional shares at the offering price set forth on the cover page of this prospectus supplement.

        The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by and subject to their right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom the underwriters may act as agent or to whom they may sell as principal.

        Our common stock is listed on the New York Stock Exchange under the symbol "BCEI." On February 2, 2015, the closing price of our common stock was $27.92. We estimate that our out-of-pocket expenses for this offering will be approximately $300,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000 as set forth in the underwriting agreement.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect. The underwriters have informed us that they do not expect sales to accounts over which they have discretionary authority to exceed 5% of the shares of common stock being offered.

Lock-Up Agreements

        We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, file with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act relating to, grant any option, right or warrant to purchase, enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership relating to, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, except grants of employee stock options, restricted stock units, restricted stock or other equity-based awards in the ordinary course of business pursuant to the terms of an employee benefit plan or similar arrangement, issuances of our common stock pursuant to the exercise or vesting of such options, restricted stock units or equity awards or vesting of previously issued awards, or the filing of any registration statements required to be filed (and the amendment or supplement of any such registration statements previously filed) pursuant to the registration rights agreements to which we are a party. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        In addition, our directors and executive officers have agreed that they will not, without the prior written consent of Credit Suisse Securities (USA) LLC, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any other securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, or make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock, for a period of 90 days following the date of this prospectus supplement. These lockup agreements are subject to certain exceptions, including (i) with respect to transactions in shares purchased in the open market after completion of this offering, certain bona fide gifts, certain distributions to partners, members or stockholders or transfers to affiliated investment funds or other controlled or managed entities, transfers to certain family trusts, partnerships or other similar entities and the establishment of certain 10b5-1 plans, and (ii) certain transfers of shares to us or certain tenders of shares made in response to a bona fide third party take-over bid made to all holders of shares of common stock or any other acquisition transaction whereby all or substantially all of the shares of our common stock are to be acquired by a third party. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        Credit Suisse Securities (USA) LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common stock and other securities from lock-up agreements, Credit Suisse Securities (USA) LLC will consider, among other factors, the holder's reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.

Conflicts of Interest

        Because certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive more than 5% of the net proceeds of this offering due to our repayment of the amounts outstanding under our revolving credit facility using the net proceeds from this offering, certain of the underwriters will be deemed to have a "conflict of interest" under Rule 5121 of the FINRA rules. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market," as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, any underwriter who is deemed to have a conflict of interest under Rule 5121 will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. Please read "Use of Proceeds."

Other Relationships

        The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation.

        In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stabilization

        In connection with this offering each underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on web sites maintained by the underwriters participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by underwriters that will make internet distributions on the same basis as other allocations.

Selling Restrictions

EEA restriction

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the "Shares") may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are qualified investors as defined under the Prospectus Directive;

          (b)   by the underwriter to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to United Kingdom Investors

        This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in

Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 LEGAL MATTERS

        The validity of the issuance of the common stock covered by this prospectus supplement will be passed upon for Bonanza Creek Energy, Inc. by Mayer Brown LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference from Bonanza Creek Energy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Bonanza Creek Energy, Inc.'s internal controls over financial reporting, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The historical oil and natural gas reserve information and related information included and incorporated by reference in this prospectus supplement have been audited by Netherland, Sewell & Associates, Inc., independent reserve engineers ("NSAI"), for the proved reserve estimates at December 31, 2014, and derived from engineering reports prepared by NSAI for the proved reserve estimates at December 31, 2013 and Cawley, Gillespie & Associates, Inc., independent reserve engineers, for the proved reserve estimates at December 31, 2012 and 2011. The estimates have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act, and in accordance therewith, we are required to file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us can be inspected and copied at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at the prescribed rates. The SEC also maintains a site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room.

        This prospectus supplement and the accompanying prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus supplement and the accompanying prospectus are a part. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the addresses set forth above.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC (File number 000-35371) pursuant to the Exchange Act are incorporated herein by reference (excluding any information "furnished" pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2014 incorporated by reference therein);

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

  •
  our Current Reports on Form 8-K filed with the SEC on February 6, 2014, March 24, 2014, May 20, 2014, May 23, 2014, June 6, 2014, July 11, 2014, July 18, 2014, October 3, 2014, November 14, 2014 and February 3, 2015;

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2014; and

  •
  the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on December 9, 2011.

        We incorporate by reference the documents listed above and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information "furnished" pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), after the date on which the registration statement that includes this prospectus supplement was initially filed with the SEC and until all offerings under this prospectus supplement are terminated. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

        You may obtain free of charge, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus supplement, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates). Requests for such copies should be directed to:

Bonanza Creek Energy, Inc.
Attention: Investor Relations
410 17th Street, Suite 1400
Denver, CO 80202
Phone: (720) 440-6100
ir@bonanzacrk.com

GLOSSARY OF OIL AND NATURAL GAS TERMS

        We have included below the definitions for certain terms used in this prospectus supplement:

        "3-D seismic data" Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic data typically provide a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic data.

        "Analogous reservoir" Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an "analogous reservoir" refers to a reservoir that shares the following characteristics with the reservoir of interest:

            (i)  Same geological formation (but not necessarily in pressure communication with the reservoir of interest);

           (ii)  Same environment of deposition;

          (iii)  Similar geological structure; and

          (iv)  Same drive mechanism.

        "Bbl" One barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or NGLs.

        "Bcf" One billion cubic feet of natural gas.

        "Boe" One stock tank barrel of oil equivalent, calculated by converting natural gas volumes to equivalent oil barrels at a ratio of six Mcf to one Bbl of oil.

        "British thermal unit" or "BTU" The heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

        "Basin" A large natural depression on the earth's surface in which sediments generally brought by water accumulate.

        "Completion" The process of treating a drilled well followed by the installation of permanent equipment for the production of crude oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

        "Condensate" A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

        "Development costs" Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to: (i) gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves; (ii) drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly; (iii) acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems; and (iv) provide improved recovery systems.

        "Development well" A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

        "Dry hole" Exploratory or development well that does not produce oil or gas in commercial quantities.

        "Economically producible" A resource that generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

        "Field" An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature and/or stratigraphic feature.

        "Formation" A layer of rock which has distinct characteristics that differ from nearby rock.

        "GAAP" Generally accepted accounting principles in the United States.

        "HH" Henry Hub index.

        "Horizontal drilling" A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

        "LIBOR" London international offered rate.

        "MBbl" One thousand barrels of oil or other liquid hydrocarbons.

        "MBoe" One thousand Boe.

        "Mcf" One thousand cubic feet of natural gas.

        "MMBoe" One million Boe.

        "MMBtu" One million British Thermal Units.

        "MMcf" One million cubic feet of natural gas.

        "NYMEX" The New York Mercantile Exchange.

        "Net acres" The percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

        "Net production" means production that is owned by the registrant and produced to its interest, less royalties and production due others.

        "Net revenue interest" Economic interest remaining after deducting all royalty interests, overriding royalty interests and other burdens from the working interest ownership.

        "Net well" Deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional working interest owned in gross wells expressed as whole numbers and fractions of whole numbers.

        "NGL," "natural gas liquids" or "liquids" Components of natural gas that are separated from the gas state in the form of liquids. These include propane, butane, and ethane, among others.

        "Play" A term applied to a portion of the exploration and production cycle following the identification by geologists and geophysicists of areas with potential oil and gas reserves.

        "Production Costs" Production costs are the costs of activities that involve lifting oil and natural gas to the surface and gathering, treating, processing, and storage in the field.

        "Productive well" A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

        "Proppant" Sized particles mixed with fracturing fluid to hold fractures open after a hydraulic fracturing treatment. In addition to naturally occurring sand grains, man-made or specially engineered proppants, such as resin-coated sand or high-strength ceramic materials like sintered bauxite, may also be used. Proppant materials are carefully sorted for size and sphericity to provide an efficient conduit for production of fluid from the reservoir to the wellbore.

        "Proved developed reserves" Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

        "Proved reserves" Those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time.

        The area of the reservoir considered as proved includes:

            (i)  The area identified by drilling and limited by fluid contacts, if any, and

           (ii)  Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

        Reserves that can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

            (i)  Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and

           (ii)  The project has been approved for development by all necessary parties and entities, including governmental entities.

        Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

        "Proved undeveloped reserves" or "PUD" Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are schedule to be drilled within five years, unless specific circumstances justify a longer time. Under no circumstances shall estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

        "PV-10" A non-GAAP financial measure that represents inflows from proved crude oil and natural gas reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash inflows and using the twelve-month unweighted arithmetic average of the first-day-of-the-month commodity prices (after adjustment for differentials in location and quality) for each of the preceding twelve months.

        "Reasonable certainty" If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical and geochemical) engineering, and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

        "Recompletion" The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

        "Reserves" Estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

        "Reservoir" A porous and permeable underground formation containing a natural accumulation of producible crude oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

        "Resource play" Refers to drilling programs targeted at regionally distributed oil or natural gas accumulations. Successful exploitation of these reservoirs is dependent upon new technologies such as horizontal drilling and multi-stage fracture stimulation to access large rock volumes in order to produce economic quantities of oil or natural gas.

        "Royalty interest" An interest in an oil and natural gas property entitling the owner to a share of oil or gas production free of production costs.

        "Sales volumes" All volumes for which a reporting entity is entitled to proceeds, including non-equity and third party gas.

        "Spacing" The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies. Also referred to as "well spacing."

        "Three stream reporting" The separate reporting of NGLs extracted from the natural gas stream and sold as a separate product.

        "Undeveloped acreage" Those leased acres on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or gas regardless of whether such acreage contains proved reserves.

        "Undeveloped reserves" Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Also referred to as "undeveloped oil and gas reserves."

        "Working interest" The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

        "WTI" West Texas Intermediate index.

PROSPECTUS

$1,000,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        We may offer and sell from time to time securities in one or more offerings in amounts, at prices and on terms determined at the time of the offering. This prospectus provides you with a general description of the securities we may offer. We may offer and sell the following securities:

  •
  Common stock;

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  Preferred stock, which may or may not be convertible into our common stock;

  •
  Senior or subordinated debt securities, which may or may not be convertible into our common stock or preferred stock;

  •
  Warrants to purchase common stock, preferred stock or debt securities; and

  •
  Units comprised of common stock, preferred stock, debt securities and warrants in any combination.

        In addition, selling stockholders to be named in one or more prospectus supplements may offer, from time to time, shares of our common stock. We will not receive the proceeds from sales of common stock by these selling stockholders.

        We will provide specific terms of any offering and these securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. Any prospectus supplement and any related free writing prospectus may also add to, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you purchase any of the securities offered hereby.

        These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, any applicable fees, commissions, discounts and any over-allotment options held by them will be described in the applicable prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

        Our common stock is traded on the New York Stock Exchange (NYSE) under the symbol "BCEI."

        Investing in our securities involves a high degree of risk. See "Risk Factors" on page 4 of this prospectus and in the documents that are incorporated by reference herein and contained in the applicable prospectus supplement and any related free writing prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2013.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus, and selling stockholders to be named in one or more prospectus supplements may, from time to time, sell our common stock in one or more offerings up to a total dollar amount of proceeds of $1,000,000,000.

        This prospectus only provides you with a general description of the securities we and the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any related free writing prospectus, together with additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference."

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement or a related free writing prospectus, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is as of the date on the front cover. The information we have filed and will file with the SEC that is incorporated by reference into this prospectus is as of the filing date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates and may change again.

        The terms "we," "us," "our," "our company," "the company" and "Bonanza Creek Energy" refer to Bonanza Creek Energy, Inc. and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

        THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including information incorporated herein by reference, contains various statements, including those that express belief, expectation or intention, as well as those that are not statements of historic fact, that are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements may include projections and estimates concerning our capital expenditures, our liquidity and capital resources, our estimated revenues and losses, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, our business strategy and other statements concerning our operations, economic performance and financial condition. When used in this prospectus, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. We have based these forward-looking statements on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. The actual results or developments anticipated by these forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, and may not be realized or, even if substantially realized, may not have the expected consequences. Forward-looking statements may include statements about:

  •
  our ability to replace oil and natural gas reserves; declines or volatility in the prices we receive for our oil and natural gas;

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  our financial position;

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  our cash flow and liquidity;

  •
  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

  •
  the recent economic slowdown that has and may continue to adversely affect consumption of oil and natural gas by businesses and consumers;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

  •
  the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

  •
  uncertainties associated with estimates of proved oil and gas reserves and, in particular, probable and possible resources;

  •
  the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulation);

  •
  environmental risks;

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  drilling and operating risks;

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  exploration and development risks;

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  competition in the oil and natural gas industry;

  •
  management's ability to execute our plans to meet our goals;

  •
  our ability to retain key members of our senior management and key technical employees;

  •
  access to adequate gathering systems and pipeline take-away capacity to execute our drilling program;

  •
  our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

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  costs associated with perfecting title for mineral rights in some of our properties;

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  continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations or pricing.

        All forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

THE COMPANY

        We are an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. Our assets and operations are concentrated primarily in the Wattenberg Field in Colorado (Rocky Mountain region) and southern Arkansas (Mid-Continent region). Our management team has extensive experience acquiring and operating oil and gas properties, which we believe will contribute to the development of our sizable inventory of projects including those targeting the Niobrara oil shale formation in our Rocky Mountain region and oily Cotton Valley sands in our Mid-Continent region.

        We were incorporated under the laws of the State of Delaware on December 2, 2010. Our principal executive offices are located at 410 17th Street, Suite 1400, Denver, Colorado 80202. The telephone number at our principal executive offices is (720) 440-6100. Our website address is www.bonanzacrk.com. Information contained on our website is not deemed part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges represent estimated interest within rental expense. The following table sets forth our ratios of earnings to fixed charges for each period indicated.

		Year Ended December 31,
	Nine Months Ended September 30, 2012
		2011	2010(1)	2009(2)		2008(2)	2007(2)
Ratio of earnings to fixed charges	22.83	7.88	1.54	(4.29)	(3)	4.65	(4.43)	(4)

(1)
Based on combined financial information for the 8 day period ended December 31, 2010 for Bonanza Creek Energy, Inc. and the 357 day period ended December 23, 2010 for Bonanza Creek Energy, LLC, a predecessor company.

(2)
Based on financial information for Bonanza Creek Energy, LLC, a predecessor company.

(3)
The coverage deficiency was $129.8 million.

(4)
The coverage deficiency was $40.4 million.

 RISK FACTORS

        Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K that may be filed from time to time, and other disclosures in those documents relating to risks that may affect us, including disclosures regarding commitments and contingencies in the notes to our financial statements. All of the foregoing documents are incorporated by reference into this prospectus to the extent described in "Information Incorporated by Reference." Also, please read "Cautionary Statement Regarding Forward-Looking Statements." Additional risk factors that you should carefully consider may be included in a prospectus supplement relating to an offering of securities by us or a selling stockholder or any related free writing prospectus.

        The risks and uncertainties described in this prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein are not the only ones that we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement, any related free writing prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be materially and adversely affected.

         New environmental legislation or regulatory initiatives could result in increased costs and additional operating restrictions or delays.

        We are subject to extensive federal, state, and local laws and regulations concerning health, safety, and environmental protection. Government authorities frequently add to those requirements. Recently, the United States Environmental Protection Agency ("EPA") issued final rules that would establish new air emission controls for natural gas processing operations as well as oil and natural gas production. Among other things, the latter rules cover natural gas hydraulic fracturing. Hydraulic fracturing is an important and commonly used process in the completion of oil and natural gas wells in low-permeability formations that involves the injection of water, proppant, and chemicals under pressure into rock formations to stimulate hydrocarbon production. After several parties challenged the regulations in court, EPA announced that it intends to grant requests for reconsideration of certain requirements and to evaluate whether reconsideration of other issues is warranted. At this point, we cannot predict the final regulatory requirements or the cost to comply with such requirements. Beyond that, the U.S. Department of the Interior proposed a new rule regulating hydraulic fracturing activities on federal lands that would have covered disclosure, well bore integrity, and handling of flowback water, but now intends to issue a revised proposal. In addition to these ongoing federal initiatives, state and local governments where we operate have moved to require disclosure of fracturing fluid components or otherwise to regulate their use more closely. In certain areas of the country, new drilling permits for hydraulic fracturing have been put on hold pending development of additional standards. Similarly, governmental authorities continue to develop requirements for the emission of greenhouse gases that are being linked to climate change. The adoption of future federal, state or local laws or implementing regulations imposing new environmental obligations on, or otherwise limiting, our operations could make it more difficult and more expensive to complete oil and natural gas wells, increase our costs of compliance and doing business, delay or prevent the development of certain resources (including especially shale formations that are not commercial without the use of hydraulic fracturing), or alter the demand for and consumption of our products and services. We cannot assure you that any such outcome would not be material, and any such outcome could have a material and adverse impact on our cash flows and results of operations.

 USE OF PROCEEDS

        Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities by us in order to fund or accelerate development growth plans; refinance, in whole or in part, existing indebtedness; finance, in whole or in part, the costs of acquisitions or capital expenditures; or general corporate purposes. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest the proceeds in short-term investments. The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

        We will not receive any proceeds from the sale of shares of our common stock by any of our selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 225,000,000 shares of common stock, par value $0.001 per share, of which approximately 40,115,536 were issued and outstanding as of December 31, 2012; and 25,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding as of December 31, 2012.

        The rights of our stockholders are governed by the Delaware General Corporation Law (the "DGCL"), our second amended and restated certificate of incorporation and our second amended and restated bylaws. The following is a summary of the material terms of our capital stock and is qualified in its entirety by reference to our second amended and restated certificate of incorporation and our second amended and restated bylaws, each of which is incorporated by reference in this prospectus.

        Our common stock is listed on the NYSE under the symbol "BCEI."

Common Stock

        Dividend and Liquidation Rights.    Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        The right of holders of our common stock to receive dividends and distributions upon liquidation will be subject to the satisfaction of any applicable preference granted to the holders of any preferred stock that may then be outstanding.

        Voting and Other Rights.    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. The affirmative vote of at least a majority of our outstanding voting stock will be required to amend or repeal provisions of our second amended and restated certificate of incorporation.

        No Preemptive, Conversion or Redemption Rights.    Our common stock has no preemptive, conversion or exchange rights and is not subject to further calls or assessment by us. There are no redemption, retraction, purchase for cancellation or sinking fund provisions applicable to our common stock, nor are there any provisions discriminating against any existing or prospective holder of our common stock as a result of such holder owning a substantial amount of common stock. There are no restrictions on alienability of the common stock subject to this registration statement.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. With respect to any series of preferred stock, our board of directors is authorized to determine the terms and rights of that series, including:

  •
  the designation of the series and the number of shares to constitute the series;

  •
  the dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

  •
  whether the shares of the series shall be subject to redemption by us and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

  •
  the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

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  whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

  •
  the extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

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  the restrictions, if any, on the issue or reissue of any additional preferred stock; and

  •
  the rights of the holders of the shares of the series upon the dissolution, liquidation or winding up of the company.

        We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. We will make any determination to issue preferred stock based on our judgment as to the best interests of our company and our stockholders. In so acting, we could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their common stock over the then-current market price of the common stock.

Registration Rights

        We have entered into a registration rights agreement with certain of our stockholders relating to the shares of our common stock held by them and covered by the agreement. Under the registration rights agreement, the rights holders have the right, subject to certain terms and conditions, to require us to register under the Securities Act for offer and sale all or a portion of the shares of common stock held by such stockholders.

Certain Anti-Takeover Matters

        Our second amended and restated certificate of incorporation and second amended and restated bylaws also contain provisions that we describe in the following paragraphs, which may delay, defer, discourage or prevent a change in control of our company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders, including an offer by a potential acquirer at a price higher than the market price for the stockholders' shares.

        Among other things, our second amended and restated certificate of incorporation and bylaws:

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

  •
  provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

  •
  our board of directors is divided into three classes serving staggered three-year terms, which could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  provide that stockholders may only act at a duly called meeting and may not act by written consent in lieu of a meeting;

  •
  provide that stockholders are not permitted to call special meetings of stockholders. Only our board of directors, Chairperson, Chief Executive Officer and President are permitted to call a meeting of stockholders; and

  •
  provide that our board of directors may alter or repeal our bylaws or approve new bylaws without further stockholder approval.

Delaware Anti-Takeover Law

        Our company is a Delaware corporation subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

        Section 203 defines a "business combination" as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

  •
  our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  •
  the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement and/or other offering material may relate. The particular terms of the debt securities offered by any prospectus supplement and/or other offering material and the extent, if any, to which the provisions described in this prospectus may apply to the offered debt securities will be described in the prospectus supplement and/or other offering material relating to the offered debt securities. As used in this section, the terms "we," "us," "our," "our company," "the Company," and "Bonanza Creek" refer to Bonanza Creek Energy, Inc., a Delaware corporation, and not any of its subsidiaries, unless the context requires.

        Senior debt securities will be issued under an indenture between us and a trustee that we will select. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the senior indenture. Subordinated debt securities will be issued under an indenture between us and a trustee that we will select. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the subordinated debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the subordinated indenture. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the indentures, and each individually, as an indenture.

        The following summaries of the material provisions of the indentures and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures, including the definitions of specified terms used in the indentures, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

        The indentures do not limit the amount of debt, either secured or unsecured, which we may issue under the indentures or otherwise. We may from time to time, without giving notice to or seeking the consent of the holders of a series of debt securities issued under an indenture, issue debt securities under that indenture having the same terms (except for the issue date, and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the debt securities of a series previously issued under that indenture. Any additional debt securities having such similar terms, together with the debt securities of the applicable series, will constitute a single series of securities under the applicable indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an event of default under the applicable indenture has occurred and is continuing with respect to the applicable series of debt securities.

        The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Some of the debt securities may be issued under the applicable indenture as original issue discount securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement and/or other offering material.

        Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior debt securities of ours as described below under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement. The indentures do not limit the amount of senior, pari passu and junior indebtedness that we may issue.

        We conduct a substantial amount of our operations through subsidiaries and expect that we will continue to do so. The debt securities will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments. Our right to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of a holder of debt securities to benefit as our creditor from any distribution are subject to prior claims of creditors of the subsidiary. As a result, the debt securities will effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our subsidiaries. In addition, to the extent the debt securities are unsecured, the debt securities will also effectively rank junior in right of payment to any secured debt that we may have outstanding to the extent of the value of the assets securing such debt.

        The prospectus supplement and/or other offering material relating to the particular series of debt securities offered thereby will describe the following terms of the offered debt securities:

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  the title of the offered debt securities;

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  any limit upon the aggregate principal amount of the offered debt securities;

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  the date or dates (or the manner of calculating the date or dates) on which the principal of the offered debt securities is payable;

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  the rate or rates (or the manner of calculating the rate or rates) at which the offered debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

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  the place or places where the principal of and premium, if any, and interest, if any, on the offered debt securities will be payable;

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  the period or periods within which, the price or prices at which, the currency in which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

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  our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices in the currency at which, the currency in which, and the terms and conditions upon which the offered debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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  whether the offered debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

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  the denominations in which the offered debt securities shall be issuable if other than in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

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  if other than the currency of the United States of America, the currencies in which payments of interest or principal of (and premium, if any, with respect to) the offered debt securities are to be made;

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  if the interest on or principal of (or premium, if any, with respect to) the offered debt securities are to be payable, at our election or at the election of a holder thereof or otherwise, in a currency other than that in which such debt securities are payable, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which such debt securities are denominated or stated to be payable and the currency in which such debt securities or any of them are to be so payable;

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  whether the amount of payments of interest on or principal of (or premium, if any, with respect to) the offered debt securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or payable;

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  the extent to which any offered debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, and the appointment of any depository relating thereto;

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  the inapplicability of specified provisions relating to discharge and defeasance described in this prospectus with respect to the offered debt securities;

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  any deletions from, modifications of or additions to the events of default or covenants with respect to the offered debt securities of such series, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein;

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  if any of the offered debt securities are to be issuable upon the exercise of warrants, and, if so, the time, manner and place for such debt securities to be authenticated and delivered;

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  the terms of any right to convert the offered debt securities of such series into, or exchange the debt securities for, our common stock or other securities or property or cash in lieu of our common stock or other securities or property, or any combination thereof; and

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  any other terms of the series (which terms shall not be inconsistent with the provisions of the related indenture).

Payments

        Unless otherwise indicated in any prospectus supplement and/or other offering material, principal of and premium, if any, and interest, if any, on the offered debt securities will be payable, and transfers of the offered debt securities will be registrable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.

Denominations, Registration and Transfer

        Unless otherwise indicated in any prospectus supplement and/or other offering material, the offered debt securities will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

        If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or if the principal of, premium, if any, or interest, if any, on any series of offered debt securities is payable in a foreign currency or currencies, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of offered debt securities and the foreign currency or currencies will be described in the related prospectus supplement and/or other offering material.

        We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of a notice of redemption of debt securities of that series to the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

        The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement and/or other offering material. Terms may include provisions for conversion or exchange that is either mandatory, at the option of the holder, or at our option. The number of shares of common stock or preferred stock to be received by the holders of the debt securities will be calculated in the manner, according to the factors and at the time as described in the related prospectus supplement and/or other offering material.

Merger

        Each indenture provides that we may, without the consent of the holders of debt securities, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into any other corporation, provided that:

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  immediately after giving effect to the transaction, no default under the applicable indenture has occurred and is continuing;

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  the successor corporation is a corporation organized and existing under the laws of the United States or a state thereof; and

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  the successor corporation expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the applicable indenture to be performed by us.

        In addition, we must provide to the trustee an opinion of legal counsel that any such transaction and any assumption by a successor corporation complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.

        Other than the covenants described above, or as set forth in any accompanying prospectus supplement and/or other offering material, neither indenture contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Modification of the Indentures

        With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the applicable indenture, waivers, modifications and alterations of the terms of either indenture may be made which affect the rights of such holders of the series of debt securities. However, no modification or alteration may, without the consent of all holders of any series of debt securities then outstanding affected thereby:

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  change the stated maturity of the principal of, or any premium or installment of interest on, any debt security of that series;

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  reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, any debt security;

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  reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy;

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  change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security of that series;

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  change the place of payment or the coin or currency in which the principal of, any premium or interest on any debt security of that series is payable;

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  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security of that series or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

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  make any change that adversely affects the right to convert or exchange any debt security into or for shares of common stock or preferred stock or other securities, cash or property in accordance with its terms;

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  modify any of the provisions of the indenture relating to the offices for notices and payments, filling vacancies in the trustee's office, and paying agent provisions in a manner adverse to holders of the debt securities; or

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  reduce the percentage of debt securities of that series, the holders of which are required to consent to:

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  any supplemental indenture;

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  rescind and annul a declaration that the debt securities of that series are due and payable as a result of the occurrence of an event of default;

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  waive any past event of default under the applicable indenture and its consequences; and

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  waive compliance with other specified provisions of the applicable indenture.

        In addition, as described in the description of "Events of Default" set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default with respect to such series of debt securities in specified circumstances and may direct the trustee in enforcement of remedies.

        We and the trustee may, without the consent of any holders, modify and supplement the applicable indenture:

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  to evidence the succession of another corporation to us under the applicable indenture, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of us pursuant to the applicable indenture;

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  to add to the covenants applicable to us such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of the holders of debt securities of any or all series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the applicable indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

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  to cure any ambiguity or to correct or supplement any provision contained in the applicable indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture;

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  to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

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  to make other provisions in regard to matters or questions arising under the applicable indenture as shall not adversely affect the interests of the holders and to make any change that would provide additional rights or benefits to the holders of any or all series or that does not adversely affect the legal rights under the applicable indenture of any such holder;

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  to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the applicable indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

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  to modify, amend or supplement the applicable indenture in such a manner as to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939 as then in effect, except that nothing contained in the indentures shall permit or authorize the inclusion in any supplemental indenture of the provisions referred to in Section 316(a)(2) of the Trust Indenture Act of 1939;

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  to provide for the issuance under the applicable indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

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  to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

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  to establish any additional form of debt security and to provide for the issuance of any additional series of debt securities.

Legal Defeasance and Covenant Defeasance

        Each indenture will provide that, at our option, we:

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  will be discharged from any and all obligations in respect of the debt securities of a series, except for certain obligations set forth in the indenture that survive such discharge ("legal defeasance"); or

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  may omit to comply with certain restrictive covenants of the indenture, including those described under "Merger," and the occurrence of an event described in clause (4) under "Events of Default" with respect to any such covenants will no longer be an event of default ("covenant defeasance");

in each case, if

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  we irrevocably deposit with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such series of debt securities, (i) lawful money,

    (ii) direct obligations of the government which issued the currency in which such debt securities are denominated, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government and which obligations are guaranteed by such government (which direct or guaranteed obligations are full faith and credit obligations of such government, are denominated in the currency in which such debt securities are denominated and which are not callable or redeemable at the option of the issuer thereof) or (iii) a combination thereof, in each case in an amount sufficient, after payment of all federal, state and local taxes in respect thereof payable by the trustee, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to the debt securities of such series then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to such debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the applicable indenture and such debt securities;

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  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default with respect to debt securities of such series shall have occurred and be continuing on the date of the deposit or insofar as an event of default resulting from certain events involving our bankruptcy or insolvency are concerned, at any time during the period ending on the 91st day after the date of the deposit or, if longer, ending on the day following the expiration date of the longest preference period applicable to us in respect of the deposit (and this condition will not be deemed satisfied until the expiration of such period);

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  the defeasance will not cause the trustee to have any conflicting interest with respect to any of our securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

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  the defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we bound;

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  we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the indenture; and

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  we shall have delivered an officer's certificate and an opinion of counsel stating that the conditions to such defeasance set forth in the indenture have been complied with.

        If we fail to comply with our remaining obligations under the indenture after a covenant defeasance with respect to the debt securities of any series and such debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on such debt securities at the time of the acceleration resulting from the event of default. We will, however, remain liable for those payments.

Satisfaction and Discharge

        With respect to any series of debt securities, the applicable indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities of such series, as expressly provided for in the indenture) as to all outstanding debt securities of such series when:

  (1)
  either (a) all the debt securities of such series theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all of the debt securities of such series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee lawful money, direct or guaranteed government obligations, or a combination thereof, of the nature and in the amounts described above under the heading "Legal Defeasance and Covenant Defeasance" above in an amount sufficient to pay and discharge the entire indebtedness on the debt securities of such series not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the debt securities of such series to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  we have paid all other sums payable under the indenture in respect of such series of debt securities; and

  (3)
  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with.

Events of Default

        As to any series of debt securities, an event of default is defined in the applicable indenture as being:

  (1)
  failure to pay any interest on the debt securities of that series when due, which failure continues for 30 days;

  (2)
  failure to pay principal or premium, if any, with respect to the debt securities of that series when due;

  (3)
  failure to pay or satisfy any sinking fund payment or similar obligation with respect to debt securities of that series when due;

  (4)
  failure to observe or perform any other covenant, warranty or agreement in the applicable indenture or debt securities of that series, other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in the section of the applicable indenture governing events of default, if the failure continues for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

  (5)
  if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of ours, whether such indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $25,000,000 in principal amount of such indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such indebtedness in principal amount in excess of $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

  (6)
  we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

  (7)
  specified events of bankruptcy, insolvency, receivership or reorganization; or

  (8)
  any other event of default provided with respect to debt securities of that series.

Notice and Declaration of Defaults

        So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of such officer's knowledge, we are in default under any of the provisions of the applicable indenture, and specifying all defaults, and the nature thereof, of which such officer has knowledge. We will also be required to furnish to the trustee copies of specified reports filed by us with the SEC.

        Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

        If a specified event of bankruptcy, insolvency, receivership, or reorganization occurs and is continuing, then the principal amount of (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in their terms as due and payable upon acceleration) and any accrued and unpaid interest on that series will immediately become due and payable without any declaration or other act on the part of the trustee or any holder. If any other event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may declare the principal amount of the debt securities of that series immediately due and payable. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.

Actions upon Default

        Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the applicable indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee reasonable indemnity. The right of a holder to institute a proceeding with respect to the applicable indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

        The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the related indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.

Subordination of Subordinated Debt Securities

        Except as set forth in the related prospectus supplement and/or other offering material, the subordinated debt securities will be subordinated, in right of payment, to the prior payment in full of the senior indebtedness, including the senior debt securities, whether outstanding at the date of the subordinated indenture or thereafter incurred, assumed or guaranteed. The term "senior indebtedness" means:

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  the principal, premium, if any, and unpaid interest on indebtedness for money borrowed;

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  purchase money and similar obligations;

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  obligations under capital leases;

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  guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, indebtedness of others;

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  renewals, extensions and refunding of any senior indebtedness;

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  interest or obligations in respect of any senior indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

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  obligations associated with derivative products, including interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements unless, in each case, the instrument by which we incurred, assumed or guaranteed the indebtedness or obligations described in the foregoing clauses expressly provides that the indebtedness or obligation is not senior in right of payment to the subordinated debt securities.

        Upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of our company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of our assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of our properties in accordance with the subordinated indenture, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

        In the event that a payment default occurs and is continuing with respect to the senior indebtedness, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that the principal of the subordinated debt securities of any series is declared due and payable pursuant to the subordinated indenture and that declaration is not rescinded and annulled, the holders of all senior indebtedness outstanding at the time of the declaration will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

        This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional senior indebtedness in the subordinated indenture.

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee or its affiliates under the senior indenture or the trustee or its affiliates under the subordinated indenture.

        The indentures and provisions of the Trust Indenture Act of 1939 that are incorporated by reference in the indentures contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. However, if it acquires any conflicting interest (as defined under the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

Book-Entry, Delivery and Settlement

        We will issue the debt securities in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC directly to discuss these matters.

        DTC has advised us that:

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934;

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  DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

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  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

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  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries;

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  Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        We expect that under procedures established by DTC:

  •
  Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

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  Ownership of the debt securities will be shown on, and the transfer of ownership of the debt securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        Investors in the global securities who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in securities may be subject to the procedures and requirements of DTC.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

        So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the applicable indenture and under the debt securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by that global security registered in their names, will not receive or be entitled to receive the debt securities in the form of a physical certificate and will not be considered the owners or holders of the debt securities under the applicable indenture or under the debt securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC's procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or the global security.

        Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's records relating to the debt securities or relating to payments made by DTC on account of the debt securities, or any responsibility to maintain, supervise or review any of DTC's records relating to the debt securities.

        We will make payments on the debt securities represented by the global securities to DTC or its nominee, as the registered owner of the debt securities. We expect that when DTC or its nominee receives any payment on the debt securities represented by a global security, DTC will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC's records. We also expect that payments by DTC's participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC's participants will be responsible for those payments.

        Payments on the debt securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC's rules and will be settled in immediately available funds.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global securities for certificated notes, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the company, the trustee or any of their respective agents will have any responsibility for the performance by DTC or its respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

        We will issue certificated debt securities to each person that DTC identifies as the beneficial owner of debt securities represented by the global securities upon surrender by DTC of the global securities only if:

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  DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

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  An event of default with respect to the debt securities has occurred and is continuing; or

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  We decide not to have the debt securities represented by a global security.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the debt securities to be issued.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the global securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global securities holder. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global securities are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

 DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus or prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus or prospectus supplement. If we indicate in the prospectus or prospectus supplement, the terms of any warrants offered under that prospectus or prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

        We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus or prospectus supplement relating to a particular series of warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Additional Information

        We will describe in an applicable prospectus or prospectus supplement the terms of the series of warrants, including:

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  the offering price and aggregate number of warrants offered;

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  the currency for which the warrants may be purchased;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  in the case of warrants to purchase debt securities, the number of debt securities purchasable upon exercise of one warrant and the price at which such securities may be purchased upon exercise;

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  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreement and warrants may be modified;

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  a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

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  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus or prospectus supplement at the exercise price that we describe in the applicable prospectus or prospectus supplement. Unless we otherwise specify in the applicable prospectus or prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus or prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus or prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus or prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus or prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus or prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

General

        We may issue units comprised of one or more shares of common stock, shares of preferred stock, debt securities and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below; and

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Debt Securities," and "Description of Warrants" will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

        We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

        We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

 SELLING STOCKHOLDERS

        This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the "selling stockholders," who own shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling stockholders originally acquired the shares of our common stock included in this prospectus through private placements of our common stock prior to our initial public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Information about the selling stockholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

 PLAN OF DISTRIBUTION

        We or the selling stockholders may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement or related free writing prospectus.

        The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement or related free writing prospectus. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us or the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us or the selling stockholders to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement or related free writing prospectus. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us or the selling stockholders, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable prospectus supplement or related free writing prospectus.

        Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us, our subsidiaries and the selling stockholders in the ordinary course of business.

LEGAL MATTERS

        Mayer Brown LLP of Houston, Texas, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

        The consolidated financial statements of Bonanza Creek Energy, Inc. and its subsidiaries as of December 31, 2011 and 2010, and for the year ended December 31, 2011 and the period from its inception (December 23, 2010) to December 31, 2010, and Bonanza Creek Energy Company, LLC and subsidiaries (predecessor) consolidated financial statements for the period January 1, 2010 to December 23, 2010 and the year ended December 31, 2009, included in our Current Report on

Form 8-K, filed with the SEC on January 28, 2013, have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The historical oil and natural gas reserve information as of January 1, 2012 and related information included and incorporated by reference in this prospectus have been derived from engineering reports prepared by Cawley, Gillespie & Associates, Inc. The estimates have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us can be inspected and copies at the SEC's Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549 at the prescribed rates. The SEC also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room.

        This prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus is a part. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the addresses set forth above.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC (File number 000-35371) pursuant to the Exchange Act are incorporated herein by reference (excluding any information "furnished" on any Current Report on Form 8-K):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 22, 2012;

  •
  our Quarterly Reports on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 11, 2012; for the period ended June 30, 2012, filed with the SEC on August 13, 2012; and for the period ended September 30, 2012, filed with the SEC on November 9, 2012;

  •
  our Current Reports on Form 8-K, filed with the SEC on June 18, 2012, August 6, 2012, August 8, 2012, October 30, 2012, November 21, 2012 and January 28, 2013;

  •
  our Definitive Proxy Statement, filed with the SEC on April 30, 2012; and

  •
  the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on December 9, 2011.

        We incorporate by reference the documents listed above and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information "furnished" on any Current Report on Form 8-K), after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may obtain free of charge, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to:

Bonanza Creek Energy, Inc.
Attention: General Counsel
410 17th Street, Suite 1400
Denver, CO 80202
Phone: (720) 440-6100
ir@bonanzacrk.com